SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549





                                 FORM 8-K


                              CURRENT REPORT



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




      Date of Report (Date of earliest event reported) December 29, 1997




                              MEDICORE, INC.
         --------------------------------------------------------
          (Exact name of registrant as specified in its charter)




         Florida                       0-6906                59-0941551
----------------------------        -------------        -------------------
(State or other jurisdiction         (Commission           (IRS Employer
    of incorporation)                File Number)        Identification No.)




     2337 West 76th Street, Hialeah, Florida                 33016
    ------------------------------------------            ------------
     (Address of principal executive offices)              (Zip Code)





      Registrant's telephone number, including area code (305) 558-4000

Item 5.  Other Events

     Effective December 29, 1997, the Company's 63% owned public subsidiary, Techdyne, Inc. ("Techdyne") refinanced its revolving line of credit with Barnett Bank, N.A. (the "Bank"). Techdyne had originally obtained in February, 1996 a $2,000,000 line of credit, extended to $2,500,000 in July, 1997, and two commercial term loans, one for $712,500 at an annual interest rate of 8.28%, and a second for $200,000 at an annual interest rate of 1.25% over the Bank's prime rate, with each term loan expiring February 7, 2001.

     The revolving line has been modified to $1,600,000 with interest at the Bank's prime rate and is no longer a demand loan, but rather expires May 1, 2000.

     Techdyne also obtained from the Bank a five-year term loan in the amount of $1,500,000 due December 29, 2002, at an annual interest rate of 8.60%. The interest rate was fixed based upon a variable rate note (LIBOR plus 2.25% floating rate) and an interest rate swap agreement entered into with the Bank. The swap agreement basically reduces the interest rate risk by allowing Techdyne to lock-in a fixed rate by converting its variable rate obligation. Techdyne's term loan is payable in equal monthly principal payments of $25,000 plus interest. Early termination of the swap agree-ment, either through prepayment or default on the term loan may result in a cost or benefit to Techdyne based upon whether the interest rate is lower or higher at the time of any such early termination. Techdyne is obligated to adhere to a variety of affirmative and negative covenants, including but not limited to requirements regarding debt service ratio, current ratio, capital funds ratio, maintenance of capital funds equal to or in excess of $3,500,000, restrictions on substantial sale of assets, transactions with related persons, precluding changes in ownership of Techdyne which would reduce the Company's ownership to less than 51%, and restrictions on Techdyne from engaging in any new business that might adversely effect the repayment of the term loan.

     The revolving and term loans are secured by all of Techdyne's corporate assets. In addition, the Company has unconditionally guaranteed the pay-ment and performance of both the revolving and term loans, and has sub-ordinated to the Bank Techdyne's $2,291,665 indebtedness to the Company as of December 29, 1997. However, Techdyne may make payments on this subordinated indebtedness from additional equity that is injected into Techdyne or from the use of Techdyne's retained earnings arising subse-quent to March 31, 1995, provided Techdyne is otherwise in compliance with all of its financial covenants as provided in the loan agreements.
The Company had guaranteed Techdyne's prior credit facilities with the Bank, subordinated Techdyne's indebtedness to the Bank's financing, pro-vided a mortgage to the Bank on properties leased to Techdyne for the $712,500 term loan, and assigned the leases and rents to the Bank as additional security, provided the Company may continue to collect rents until an event of default, if any. The Company also subordinated its interest in the leases to the mortgage held by the Bank.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     (a)  Financial statements of businesses acquired

          Not Applicable

     (b)  Pro forma financial information

          Not Applicable

     (c)  Exhibits

          (99) Additional Exhibits

               (i) Second Amendment to Loan and Security Agreement between Techdyne, Inc.(1) and Barnett Bank, N.A. dated as of December 29, 1997;*

               (ii) Revolving Promissory Note from Techdyne, Inc.(1) to Barnett Bank, N.A. for $1,600,000 dated as of Decem-ber 29, 1997;*

               (iii) Unconditional and Continuing Guaranty of Payment and Performance(2) by the Company in favor of Barnett Bank, N.A. dated as of December 29, 1997;*

               (iv) Subordination Agreements(3) among the Company, Barnett Bank, N.A. and Techdyne, Inc.(1);*

               (v) Loan Agreement for $1,500,000 between Techdyne, Inc.(1) and Barnett Bank, N.A. dated as of December 29, 1997;*

               (vi) Promissory Note from Techdyne, Inc.(1) to Barnett Bank, N.A. for $1,500,000 dated as of December 29, 1997;*

               (vii) Commercial Security Agreement between Techdyne, Inc.(1) and Barnett Bank, N.A. dated as of Decem-ber 29, 1997;*

               (viii) International Swap Dealers Association, Inc. Master
                      Agreement between Techdyne, Inc.(1) and Barnett Bank, N.A. dated as of December 22, 1997.*

* 	Incorporated by reference to Techdyne, Inc.'s Current Report on Form
   8-K, dated January 20, 1998, Item 7(c), same subparagraph for each document.

---------------
(1) A 63% owned subsidiary of the Company.

(2) Each of the $1,600,000 Revolving Loan and the $1,500,000 Term Loan has been unconditionally guaranteed by the Company, and each such unconditional guaranty agreement is substantially similar to the exhibit filed for the Revolving Loan.

(3) The Company has subordinated indebtedness due to it from Techdyne, Inc.(1) pursuant to Subordination Agreements to the Revolving and Term Loans, each such Subordination Agreement is substantially similar to the exhibit filed for the Revolving Loan.

                               SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                MEDICORE, INC.

                                  /s/ Thomas K. Langbein
                                By--------------------------------
                                  THOMAS K. LANGBEIN, Chairman
                                  of the Board and Chief Executive
                                  Officer

Dated:  January 20, 1998